Exhibit 4.2

Share Certificate

of

QuantaSing Group Limited

(the “Company”)

Incorporated in Cayman Islands

Authorized Capital: US$70,000 divided into 700,000,000 shares of a par value of US$0.0001 each, comprising of:-

(i) 430,000,000 Class A Ordinary Shares of a par value of US$0.0001 each,

(ii) 70,000,000 Class B Ordinary Shares of a par value of US$0.0001 each and

(iii) 200,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated)

as the board of directors may determine in accordance with Article 9 of the Articles.

This is to certify that the undermentioned person is the registered holder of the shares specified hereunder in the Company, subject to the Articles of Association of the Company.

Name & Address of the Shareholder:
Certificate No.:	Class of Shares:	Class A Ordinary	No. of Shares:	Consideration Paid:

Date of Issue:	Given under the common seal of the Company on the date stated herein.

Director / Officer

NO TRANSFER OF ANY OF THE ABOVE SHARES CAN BE REGISTERED UNLESS ACCOMPANIED BY THIS CERTIFICATE